Exhibit 10.23
INDEMNITY AGREEMENT
     THIS AGREEMENT is made as of                     , 200___, by and between RadiSys Corporation, an Oregon corporation (“Company”), and                      (“Indemnitee”), an officer or director of the Company.
RECITALS
     A. It is essential to the Company to retain and attract as directors and officers the most capable persons available.
     B. It continues to be the express policy of the Company to indemnify its directors and officers so as to provide them with the maximum possible protection permitted by law from the costs and expenses of such litigation risks. Each of the Second Restated Articles of Incorporation of the Company (“Articles”) and the Restated Bylaws of the Company (“Bylaws”) require indemnification of the directors of the Company to the fullest extent permitted by law. The Articles, Bylaws and the Oregon Business Corporation Act (“Act”) expressly provide that the indemnification provisions set forth in the Articles, Bylaws and the Act are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of its board of directors and officers with respect to indemnification of directors and officers.
     C. The Company and Indemnitee recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks resulting from their service to the Company, at the same time as the availability and scope of coverage of directors’ and officers’ liability insurance provide increasing challenges for the Company.
     D. Indemnitee does not regard the protection available under the Articles, Bylaws and insurance adequate in the present circumstances, and may not be willing to serve or continue to serve as a director or officer without adequate protection, and the Company wants Indemnitee to serve in that capacity free from undue concern from claims for damages arising out of or related to such services to the Company.
     E. The Board of Directors of the Company (“Board”) has determined that the increased difficulty in attracting and retaining highly qualified persons such as Indemnitee is detrimental to the best interests of the Company’s shareholders and the Company should act to assure such persons that there will be increased certainty of such protection in the future.
     NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the Company and Indemnitee agree as follows:

     1. Services to the Company. Indemnitee will serve or continue to serve, at the will of the Company, as a director or officer of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders a resignation in writing.
     2. Definitions. As used in this Agreement:
     (a) The term “Proceeding” shall include any actual, threatened, pending or completed action or suit, investigation, inquiry, hearing or any other actual, threatened, pending or completed proceeding, whether brought in the right of the Company or otherwise, whether formal or informal, and whether of a civil, criminal, judicial, administrative, legislative or investigative nature, in which Indemnitee may be or may have been involved as a party or otherwise by reason of the fact that Indemnitee is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.
     (b) The term “Expenses” includes, without limitation, expense of investigations, whether formal or informal, judicial, legislative or administrative Proceedings or appeals, attorneys’ fees, expenses customarily incurred in connection with preparing to prosecute, defend, investigate or being or preparing to be a witness in, or otherwise participating in a Proceeding, and disbursements and any expenses of establishing a right to indemnification under Section 11 of this Agreement. Expenses shall also include expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for, and other costs relating to any cost bond, supersedes bond, other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.
     (c) References to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; reference to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner reasonably believed to be in the interest of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.
     (d) For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Company or other enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Company or other enterprise in the course of their duties, or on the advice of legal counsel for the Company or legal counsel to the applicable other enterprise or the Board or counsel selected by any committee of the Board or on information or records given or reports made to the

Company or other enterprise by a certified public accountant or by an appraiser, investment banker, compensation consultant, or other expert selected by the Company, the other enterprise or the Board or any committee of the Board. The provisions of this Section 2(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct.
     3. Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is a party to or threatened to be made a party to any Proceeding (other than a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the Proceeding, but only if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, in addition, had no reasonable cause to believe that Indemnitee’s conduct was unlawful.
     4. Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is a party to or threatened to be made a party to any Proceeding by or in the right of Company to procure a judgment in its favor against all Expenses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of the Proceeding, but only if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity.
     5. Indemnification of Expenses of Successful Party. Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee has been successful, on the merits or otherwise, in defense of any Proceeding or in defense of any claim, issue or matter therein, including the dismissal of an action without prejudice, the Company shall indemnify Indemnitee against all Expenses incurred in connection therewith.
     6. Additional Indemnification.
     (a) Notwithstanding any limitation in Sections 3, 4 or 5, the Company shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the Proceeding. No indemnity shall be made under this Section 6(a) on account of Indemnitee’s conduct which constitutes a breach of Indemnitee’s duty of loyalty to the Company or its shareholders or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law.

     (b) Notwithstanding any limitation in Sections 3, 4, 5 or 6(a), the Company shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with the Proceeding.
     (c) For purposes of Sections 6(a) and 6(b), the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:
     (i) to the fullest extent permitted by the provision of the Act that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the Act, and
     (ii) to the fullest extent authorized or permitted by any amendments to or replacements of the Act adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.
     7. Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:
     (a) for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision;
     (b) for any transaction from which Indemnitee was adjudged liable on the basis that Indemnitee derived an improper personal benefit;
     (c) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law;
     (d) if a court having jurisdiction in the matter shall finally determine that such indemnification is not lawful under any applicable statute or public policy; or
     (e) in connection with any Proceeding (or part of any Proceeding) initiated by Indemnitee, or any Proceeding by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Company is expressly required by law to make the indemnification, (ii) the Proceeding was authorized by the Board, (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, or (iv) Indemnitee initiated the Proceeding pursuant to Section 11 of this Agreement and Indemnitee is successful in whole or in part in the Proceeding.

     8. Advances of Expenses. The Company shall pay all Expenses incurred by Indemnitee in any Proceeding in advance, prior to the final disposition thereof, at the written request of Indemnitee, if Indemnitee:
     (a) furnishes the Company a written affirmation in the form attached as Exhibit A or such other form as meets the requirements of ORS 60.397 or successor statutes covering the same subject matter of the Indemnitee’s good faith belief that Indemnitee is entitled to be indemnified by the Company under this Agreement; and
     (b) furnishes the Company a written undertaking in the form attached as Exhibit A or such other form as meets the requirements of ORS 60.397 or successor statutes covering the same subject matter to repay the advance to the extent that it is ultimately determined by a court of competent jurisdiction that Indemnitee is not entitled to be indemnified by the Company. Advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement.
     (c) Indemnitee’s right to advancement of Expenses pursuant to this Section 8 is not subject to the satisfaction of any standard of conduct. Without limiting the generality or effect of the foregoing, within five business days after any request by Indemnitee, the Company shall, in accordance with such request (but without duplication), (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses or (c) reimburse Indemnitee for such Expenses.
     9. Notification and Defense of Claim. Not later than forty-five (45) days after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will, if a claim in respect of the Proceeding is to be made against the Company under this Agreement, notify the Company of the commencement of the Proceeding. The omission to notify the Company will not relieve the Company from any liability which it may have to Indemnitee otherwise than under this Agreement. With respect to any Proceeding as to which Indemnitee notifies the Company of the commencement:
     (a) The Company will be entitled to participate in the Proceeding at its own expense.
     (b) Except as otherwise provided below, the Company may, at its option and jointly with any other indemnifying party similarly notified and electing to assume such defense, assume the defense of the Proceeding, with legal counsel reasonably satisfactory to the Indemnitee. Indemnitee shall have the right to use separate legal counsel selected at Indemnitee’s sole discretion in the Proceeding, but the Company shall not be liable to Indemnitee under this Agreement, including Section 8 above, for the fees and expenses of separate legal counsel incurred after notice from the Company of its assumption of the defense, unless (i) Indemnitee reasonably concludes that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of the Proceeding or (ii) the Company does not use legal counsel to assume the defense of such Proceeding. The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the conclusion provided for in (i) above.
     (c) If two or more persons who may be entitled to indemnification from the Company, including the Indemnitee, are parties to any Proceeding, the Company may require Indemnitee to use the same legal counsel as the other parties. Indemnitee shall have the right to use separate legal counsel in the Proceeding, but the Company shall not be liable to Indemnitee under this Agreement, including Section 8 above, for the fees and expenses of separate legal counsel incurred after notice from the Company of the requirement to use the same legal counsel as the other parties, unless the Indemnitee reasonably concludes that there may be a conflict of interest between Indemnitee and any of the other parties required by the Company to be represented by the same legal counsel.
     (d) The Company shall not be liable to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent, which shall not be unreasonably withheld. Indemnitee shall permit the Company to settle any Proceeding the defense of which it assumes, except that the Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent, which may be given or withheld in Indemnitee’s sole discretion.
     10. Procedure Upon Application for Indemnification. Any indemnification under Sections 3, 4, 5 or 6 of this Agreement shall be made no later than 45 days after receipt of the written request of Indemnitee for indemnification and shall not require that a determination be made in accordance with the Act by the persons specified in the Act that indemnification is required under this Agreement. However, unless it is ordered by a court in an enforcement action under Section 11 of this Agreement, no such indemnification shall be made if a determination is made within such 45-day period by (a) the Board by a majority vote of a quorum consisting of directors who were not parties to the Proceeding, or (b)independent legal counsel in a written opinion (which counsel shall be appointed if a quorum is not obtainable), that the Indemnitee is not entitled to indemnification under this Agreement.
     11. Enforcement.
     (a) Any right to indemnification or advances granted by this Agreement to Indemnitee shall be enforceable by or on behalf of Indemnitee in any court of competent jurisdiction if (a) the Company denies the claim for indemnification or advances, in whole or in part, or (b) the Company does not dispose of the claim within 45 days of a written request for indemnification or advances. Indemnitee, in the enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. It shall be a defense to any such enforcement action (other than an action brought to enforce a claim for advancement of Expenses pursuant to Section 8 above, if Indemnitee has tendered to the Company the required affirmation and undertaking) that Indemnitee is not entitled to indemnification under this Agreement, but the burden of proving this defense shall be on the Company. Neither a failure of the Company (including its Board or its shareholders) to make a determination prior to the commencement of the enforcement action that indemnification of Indemnitee is proper in the circumstances, nor an actual determination by the Company (including its Board or its shareholders) that indemnification is improper shall be a defense to the action or create a presumption that Indemnitee is not entitled to indemnification under this Agreement or otherwise. The termination of any Proceeding by judgment, order of court, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that Indemnitee is not entitled to indemnification under this Agreement or otherwise.
     (b) In making any determination concerning Indemnitee’s right to indemnification, there shall be a presumption that Indemnitee has satisfied the applicable standard of conduct, and the Company may overcome such presumption only by its adducing clear and convincing evidence to the contrary. Any determination concerning Indemnitee’s right to indemnification that is adverse to Indemnitee may be challenged by the Indemnitee in the applicable court. No determination by the Company (including without limitation by its directors or any independent counsel) that Indemnitee has not satisfied any applicable standard of conduct shall be a defense to any Claim by Indemnitee for indemnification or reimbursement or advance payment of Expenses by the Company hereunder or create a presumption that Indemnitee has not met any applicable standard of conduct.
     (c) The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company or the Company itself shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.
     12. Partial Indemnification. If Indemnitee is entitled under any provisions of this Agreement to indemnification by the Company for some or part of the Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in the investigation, defense, appeal or settlement of any Proceeding but not, however, for the total amount, the Company shall indemnify Indemnitee for the portion of the Expenses, judgments, fines and amounts paid in settlement to which Indemnitee is entitled.
     13. Nonexclusivity and Continuity of Rights. The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the articles of incorporation, the bylaws, any other agreement, any vote of shareholders or directors, the Act, or otherwise, both as to action in Indemnitee’s official capacity and as to action in other capacity while holding office. The indemnification under this Agreement shall continue as to Indemnitee even though Indemnitee ceases to be a director or officer and shall inure to the benefit of the heirs and personal representatives of Indemnitee.
     14. Maintenance of Liability Insurance. For the duration of Indemnitee’s service as a director and/or officer of the Company, and thereafter for so long as Indemnitee shall be subject to any pending or possible claim, the Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’

liability insurance. The minimum AM Best rating for the insurance carriers of such insurance carrier shall be not less than A- VI. The Company shall provide Indemnitee with a copy of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials, and shall provide Indemnitee with a reasonable opportunity to review and comment on the same. Without limiting the generality or effect of the requirement to use best efforts to obtain insurance and give directors and chance to review the proposal, the Company shall not discontinue or significantly reduce the scope or amount of coverage from one policy period to the next without the prior approval thereof by a majority vote of the directors, even if less than a quorum.
     15. Business Combinations. If any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) acquires the legal right to elect a majority of the Board in a transaction or series of transactions that has not received the prior approval of the Board, (a) the Company or its successor, as the case may be, shall, for a period of two years following the date that such legal right is acquired (the “Trigger Date”), maintain any and all directors and officers’ liability insurance in effect prior to the Trigger Date that covers Indemnitee and (b) this Agreement shall remain in full force and effect and shall be binding on the Company and any successor in accordance with its terms.
     16. Information Sharing. To the extent permitted by applicable law the Company shall promptly provide to Indemnitee a complete copy of any information, filing, response to discovery request (whether formal or informal), or other similar delivery of information Company has made to any third party concerning any investigation, whether formal or informal, relating to Indemnitee.
     17. Severability. If this Agreement or any portion of it is invalidated on any ground by any court of competent jurisdiction, the Company shall indemnify Indemnitee as to Expenses, judgments, fines and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that is not invalidated or by any other applicable law.
     18. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Indemnitee shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.
     19. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions of this Agreement (whether or not similar) nor shall any waiver constitute a continuing waiver, unless expressly stated in any waiver.
     20. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) upon delivery if delivered by hand to the party to whom the notice or other communication shall have been directed or (b) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

     (i) If to Indemnitee, at the address indicated on the signature page of this Agreement, or to such other address as may have been furnished to the Company by Indemnitee.
     (ii) If to the Company to
      RadiSys Corporation
      5445 NE Dawson Creek Drive
      Hillsboro, OR 97124
      Attention: CEO
     or to any other address as may have been furnished to Indemnitee by the Company.
     21. Counterparts. The parties may execute this Agreement in any number of counterparts, each of which shall constitute the original.
     22. Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the state of Oregon.
     23. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns.
     24. Entire Agreement. This Agreement (which term shall include any exhibits and schedules hereto) constitutes the entire agreement of the parties hereto and supersedes and replaces any and all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     25. Compliance with Code Section 409A. To the extent that the Board determines that any indemnification or advances granted by this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), this Agreement shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, this Agreement shall be interpreted and construed in compliance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, in the event that the Board determines that any indemnification or advances granted by this Agreement may be subject to Code Section 409A, the Board may, without the consent of Indemnitee, adopt such supplements, modifications and amendments to this Agreement or adopt other policies and procedures (including supplements, modifications, amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (i) exempt the indemnification and advances from Code Section 409A or (ii) comply with the requirements of Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, provided that the Board shall provide written notice to Indemnitee within ten (10) days of the date of any action taken by the Board pursuant to this Section 25, which notice shall describe in reasonable detail the action taken (including, if applicable, provision of a copy of any written supplement, modification, amendment, policy or procedure adopted) and the basis for the determination that such action is necessary or appropriate.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

RADISYS CORPORATION		INDEMNITEE

By:		By:

	Name:	Name:
Title:

Address:

Exhibit A
Undertaking to Reimburse Advanced Expenses
     I,                    , hereby provide this undertaking pursuant to the requirements of ORS 60.391 and my contract of indemnity with RadiSys Corporation.
     I am involved in a proceeding covered by my Indemnity Agreement with RadiSys Corporation I request that RadiSys Corporation pay for the reasonable expenses I incur in advance of the final disposition of that proceeding, and that RadiSys Corporation reimburse me any reasonable expenses I advance myself in the course of that proceeding.
     In support of my request, I affirm as follows:
     1. I believe in good faith that I have met the standard of conduct described in ORS 60.391;
     2. I undertake here the general and unlimited obligation to repay advances if it is ultimately determined by a court that I did not meet the standard of conduct.
     This undertaking is intended to meet, and shall be construed to meet, the requirements for an undertaking under ORS Section 60.397, and shall not be construed as extending beyond those requirements.

Signed:

Print Name:

Date: